Exhibit 99.1

Getty Images Reports Preliminary Financial Results for the Fourth Quarter and

Full Year of 2006

10 Percent Revenue Growth for 2006 Driven by Royalty-Free and Editorial Imagery

Company Generates Record Cash Flow from Operations

SEATTLE, January 29, 2007 – Getty Images, Inc. (NYSE:GYI), the world’s leading creator and distributor of visual content, today announced preliminary results for the fourth quarter and year ended December 31, 2006.

“Our fourth quarter and full year 2006 results demonstrate Getty Images’ continuing leadership of our dynamic industry,” said Jonathan Klein, co-founder and chief executive officer. “Continuous and relentless innovation is our overriding objective for 2007 — in the way we serve customers, the way we operate, and the way we grow our business. In this changing environment, we remain very well positioned to create and deliver the broadest range of visual content to our customers in all segments and markets, at every price point and on all platforms.”

Quarterly Highlights

•	Revenue grew 10 percent to $204 million

•	Royalty-free imagery revenue grew 15 percent

•	Editorial imagery revenue grew 21 percent

•	Earnings per diluted share were $0.50. Excluding stock-based compensation, the losses on leased properties and a severance charge, earnings per diluted share were $0.66

•	The company generated strong cash from operations of $87 million

For the fourth quarter, revenue grew 9.5 percent to $203.5 million compared to $185.8 million in the fourth quarter of 2005. Excluding the effects of changes in currency exchange rates, revenue grew 6.5 percent. As a percentage of revenue, cost of revenue was 26.3 percent, consistent with the fourth quarter of the prior year.

For the fourth quarter, selling, general and administrative expenses (SG&A) were $77.0 million including stock-based compensation of $3.6 million. Excluding stock-based compensation, SG&A was $73.4 million or 36.0 percent of revenue compared to $63.5 million or 34.2 percent in the prior year.

Including restructuring charges of $10.8 million and stock-based compensation of $3.6 million, income from operations was $43.1 million in the fourth quarter compared to $58.2 million in the fourth quarter last year. Excluding these charges, income from operations was $57.5 million compared to $58.5 million in the fourth quarter of 2005.

Including the restructuring charges and stock-based compensation noted above, net income for the fourth quarter was $30.3 million, or $0.50 per diluted share, compared to $42.5 million, or $0.64 per diluted share, in the fourth quarter last year. Excluding these charges, net income was $39.5 million compared to $42.8 million in the fourth quarter of 2005. Earnings per diluted share, excluding these charges, were $0.66 compared to $0.65 a year earlier.

For the fourth quarter, net cash provided by operating activities was $87.2 million, compared to $75.9 million for the same quarter last year. The acquisition of property and equipment was $11.9 million for the quarter compared to $13.0 million in the fourth quarter of 2005.

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Getty Images, Inc.

Fourth Quarter 2006 Financial Results

Full Year Highlights

•	Revenue grew 10 percent to $807 million

•	Royalty-free imagery revenue grew 13 percent compared to 2005

•	Editorial imagery revenue grew 17 percent led by strong growth in entertainment

•	Earnings per diluted share were $2.10. Excluding stock-based compensation, restructuring charges and loss on the sale of short-term investments earnings per diluted share were $2.62

•	The company generated strong cash from operations of $269 million

For 2006, revenue grew 10 percent to $807.3 million compared to $733.7 million in the prior year. As a percentage of revenue, cost of revenue was 25.6 percent in 2006 compared to 26.8 percent in the prior year.

For 2006, selling, general and administrative expenses (SG&A) were $302.7 million, including stock-based compensation of $15.1 million. Excluding stock-based compensation, SG&A was $287.7 million or 35.6 percent of revenue 2006 compared to $250.8 million or 34.2 percent in the prior year.

Including restructuring charges noted below and stock-based compensation, income from operations was $196.7 million compared to $225.9 million last year. Excluding these charges, income from operations grew 6 percent to $241.1 million compared to $227.2 million in 2005.

Including restructuring charges, investment losses and stock-based compensation, net income for 2006 was $129.6 million. Excluding these charges and the charge incurred in 2005 referenced below, net income grew 5 percent to $161.9 million compared to $153.6 million in 2005. Also excluding these charges, earnings per diluted share grew 12 percent to $2.62 compared to $2.34 a year earlier.

During 2006, the company had restructuring related charges of $29.4 million for to lease losses and employee severance. Also during the year, the company sold certain short-term investments at a loss of $4.0 million. In 2005, the company had $5.0 million of accelerated debt issuance costs.

For the full year, the company generated a record amount of cash provided by operating activities of $268.7 million, compared to $257.3 million in 2005. Significant uses of cash during the year included $198.3 million for acquisitions, $207.7 million for share repurchases and $61.5 million for the acquisition of property and equipment. The company finished the year with a cash balance of $339 million.

Business Outlook

The following forward-looking statements reflect Getty Images’ expectations as of January 29, 2007. The company currently does not intend to update these forward-looking statements until the next quarterly results announcement.

For the first quarter of 2007, the company expects to report revenue of approximately $210 million and earnings per diluted share of approximately $0.61.

For full year 2007, the company expects percentage revenue growth in the mid-single digit range and percentage growth in earnings per share of at least one and one-half times the revenue growth rate.

Company guidance for 2007 includes the impact of stock-based compensation and assumes just over 60 million fully diluted shares for both the first quarter and for the full year.

Getty Images, Inc.

Fourth Quarter 2006 Financial Results

Stock Option Review

As previously announced on November 9, 2006, the board of directors established a special committee to conduct an internal review of the company’s historic stock option grant practices and related accounting. The special committee has engaged independent outside legal counsel to assist in the review. Because this review is ongoing, the company has not yet determined if it will need to record any non-cash adjustments to compensation expenses related to prior stock option grants, making today’s results preliminary. Specifically, the company does not know whether any such non-cash compensation charges would affect the preliminary financial results for the fourth quarter ended December 31, 2006 or the full year 2006 being announced today, or would be deemed material and require the company to restate previously issued financial statements or would require an adjustment to the retained earnings balance on the company’s balance sheet. Until the review is complete, the company will be unable to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2006. The company intends to file its Form 10-Q and Form 10-K as soon as practicable after the completion of the special committee’s review.

Web cast information

The company will host a conference call today at 2:00 pm PT. The dial-in number is 1.800.500.0311 (North America) or 1.719.457.2698 (international). A live web cast of the conference call can be accessed from the Investors page in the About Us section of the Getty Images Web site at http://gettyimages.com. The company will also provide a replay of the conference call at 888.203.1112 (North America) or 719.457.0820 (international), confirmation number 4393684, until January 31, at 9:00 pm PT. The web cast will be archived on the Getty Images Web site and will be available until January 29, 2008. Supplemental statistical information referenced in the conference call will be available in the Investor Relations section of the Web site.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Certain statements set forth in this press release constitute “forward-looking statements” as that term is defined under Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from past performance and current expectations, assumptions and projections. Differences may result from actions taken by Getty Images as well as from risks and uncertainties beyond its control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. In particular, there can be no assurances as to when Getty Images will be able to file its Third Quarter Form 10-Q and 2006 Form 10-K or the potential effects of the delays in such filings. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended June 30, 2006 and Annual

Getty Images, Inc.

Fourth Quarter 2006 Financial Results

Report on Form 10-K for the year ended December 31, 2005. Except as required by law, Getty Images does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investors:	Media:
Alan Pickerill	Deb Trevino
Director, Investor Relations	Vice President, Communications
206.925.6355	206.925.6474
alan.pickerill@gettyimages.com	deb.trevino@gettyimages.com

Getty Images, Inc.

Fourth Quarter 2006 Financial Results

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		YEARS ENDED DECEMBER 31,
(In thousands, except per share amounts)	2006	2005	2006	2005
Revenue	$203,504	$185,813	$807,310	$733,729

Cost of revenue (exclusive of items shown separately below)	53,515	48,627	206,761	196,887
Selling, general and administrative expenses (including stock-based compensation of $3,609 and $325 for the three months ended December 31, 2006 and 2005, respectively and $15,068 and $1,269 for the years ended December 31, 2006 and 2005, respectively)	76,968	63,833	302,729	252,103
Depreciation	13,837	12,481	53,254	48,572
Amortization	5,259	3,099	19,680	9,519
Restructuring costs	10,757	—	29,401	—
Other operating expenses (income)	62	(388)	(1,185)	717

Operating expenses	160,398	127,652	610,640	507,798

Income from operations	43,106	58,161	196,670	225,931

Investment income	3,726	3,277	8,834	11,991
Interest expense	(378)	(372)	(1,506)	(7,618)
Exchange (losses) gains, net	(240)	234	(578)	350
Other non-operating expenses	(67)	—	(167)	—

Income before income taxes	46,147	61,300	203,253	230,654
Income tax expense	(15,869)	(18,755)	(73,704)	(80,951)

Net income	$30,278	$42,545	$129,549	$149,703

Earnings per share
Basic	$0.51	$0.68	$2.13	$2.43
Diluted	0.50	0.64	2.10	2.28

Shares used in computing earnings per share
Basic	59,345	62,158	60,733	61,567
Diluted	60,067	66,204	61,711	65,744

Getty Images, Inc.

Fourth Quarter 2006 Financial Results

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(unaudited)

DECEMBER 31,	2006	2005
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$339,466	$223,084
Short-term investments	—	295,191
Accounts receivable, net	121,232	107,020
Prepaid expenses	13,685	11,815
Deferred income taxes, net	12,251	—
Other current assets	1,500	8,553

Total current assets	488,134	645,663
Property and equipment, net	147,133	127,497
Goodwill	1,001,027	804,804
Identifiable intangible assets, net	77,234	50,206
Deferred income taxes, net	—	30,704
Other long-term assets	1,965	4,211

Total assets	$1,715,493	$1,663,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$74,329	$72,344
Accrued expenses	42,314	38,676
Income taxes payable	4,467	—
Deferred income taxes, net	—	17,677
Short-term debt	—	265,000
Other current liabilities	11,767	2,948

Total current liabilities	132,877	396,645
Long-term debt	265,000	—
Deferred income taxes, net	13,080	—
Other long-term liabilities	55,036	23,480

Total liabilities	465,993	420,125

Stockholders’ equity
Common stock	626	623
Additional paid-in capital	1,303,718	1,278,048
Common stock repurchased	(207,676)	—
Retained earnings (accumulated deficit)	110,649	(18,900)
Accumulated other comprehensive income (loss)	42,183	(16,811)

Total stockholders’ equity	1,249,500	1,242,960

Total liabilities and stockholders’ equity	$1,715,493	$1,663,085

Getty Images, Inc.

Fourth Quarter 2006 Financial Results

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

YEARS ENDED DECEMBER 31,	2006	2005
(In thousands)
Cash flows from operating activities
Net income	$129,549	$149,703
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	53,254	48,572
Loss on leased properties	23,807	—
Amortization of identifiable intangible assets	19,680	9,519
Employee stock-based compensation	15,068	1,269
Reduction of income taxes paid due to the tax benefit from employee stock option exercises	8,342	65,034
Bad debt expense	4,426	2,739
Loss on sale of investments	3,956	—
Deferred income taxes	2,968	5,898
Amortization of debt issuance and exchange costs	67	6,060
Other changes in long-term assets and liabilities and equity	4,007	2,763
Changes in current assets and liabilities, net of effects of business acquisitions
Accounts receivable	(4,421)	(15,159)
Accounts payable	(9,811)	(9,783)
Accrued expenses	(3,747)	(8,776)
Income taxes payable	11,344	(2,486)
Changes in other current assets and liabilities	10,256	1,924

Net cash provided by operating activities	268,745	257,277

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(198,319)	(234,432)
Acquisition of available-for-sale investments	(9,330)	(101,575)
Proceeds from available-for-sale investments	304,443	129,619
Acquisition of property and equipment	(61,543)	(57,766)
Other investing activities	300	(643)

Net cash provided by (used in) investing activities	35,551	(264,797)

Cash flows from financing activities
Common stock repurchased	(207,676)	—
Proceeds from the issuance of common stock	8,017	42,172
Reduction of income taxes paid due to windfall tax benefits	2,575	—
Other financing activities	(5)	(558)

Net cash (used in) provided by financing activities	(197,089)	41,614

Effects of exchange rate changes	9,175	(5,762)

Net increase in cash and cash equivalents	116,382	28,332
Cash and cash equivalents, beginning of period	223,084	194,752

Cash and cash equivalents, end of period	$339,466	$223,084